Exhibit 99.1

MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS

FOURTH QUARTER AND FISCAL 2022 RESULTS

Company Exploring Potential Separation of Businesses into Two Distinct Public Companies

Would Separate Live Entertainment and MSG Networks Businesses from MSG Sphere and Tao Group Hospitality

NEW YORK, N.Y., August 19, 2022 - Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment”) today reported financial results for the fourth quarter and fiscal year ended June 30, 2022. While the Company completed the acquisition of MSG Networks on July 9, 2021, MSG Networks’ results are included on a combined basis with the Company for all periods presented.

The fiscal 2022 fourth quarter was highlighted by a robust calendar of events at the Company’s performance venues, including the conclusion of the New York Knicks (“Knicks”) and New York Rangers (“Rangers”) 2021-22 seasons at the Madison Square Garden Arena (“The Garden”). At the same time, MSG Networks concluded full regular season coverage of its five NBA and NHL professional sports teams followed by extensive programming around the Rangers’ postseason run, including telecasts of all first-round playoff games. In addition, Tao Group Hospitality benefited from ongoing demand in its key markets – led by Las Vegas and New York – leading to its highest quarter of revenue since capacity restrictions were broadly lifted last summer.

For fiscal 2022, the Company reported revenues of $1.7 billion as compared to revenues of $814.2 million in the prior year. In addition, the Company had an operating loss of $102.7 million and adjusted operating income of $133.6 million in fiscal 2022, compared to an operating loss of $188.2 million and adjusted operating income of $40.2 million in the prior year.(1)

For the fiscal 2022 fourth quarter, the Company reported revenues of $453.5 million as compared to $260.6 million in revenues in the prior year quarter. In addition, the Company had an operating loss of $56.8 million and adjusted operating income of $0.7 million in the fiscal 2022 fourth quarter, compared to an operating loss of $44.0 million and adjusted operating income of $2.5 million in the prior year quarter.(1)

Executive Chairman and CEO James L. Dolan said, “The past year demonstrated the resiliency of our business and the robust demand for our portfolio of live experiences. We continue to make significant progress on the construction of MSG Sphere in Las Vegas, which remains on track to open in the second half of calendar 2023. We are also now exploring a potential separation of our live entertainment and MSG Networks businesses from MSG Sphere and Tao Group Hospitality, which we believe would best position the two companies to drive long-term value for shareholders.”

Segment Results for the Quarters and Years Ended June 30, 2022 and 2021:

(In millions)	Three Months Ended				Twelve Months Ended
	June 30,		Change		June 30,		Change
	2022	2021	$	%	2022	2021	$	%
Revenues:
Entertainment	$179.0	$31.1	$147.9	NM	$655.4	$82.3	$573.1	NM
MSG Networks	139.1	166.1	(26.9)	(16)%	608.2	647.5	(39.4)	(6)%
Tao Group Hospitality	139.8	69.7	70.2	101%	484.9	100.2	384.8	NM
Other(2)	(4.4)	(6.2)	1.8	30%	(23.9)	(15.7)	(8.1)	(52) %

Total Revenues	$453.5	$260.6	$192.9	74%	$1,724.6	$814.2	$910.4	112%
Operating Income (Loss):
Entertainment	$(82.5)	$(103.2)	$20.7	20%	$(250.6)	$(391.0)	$140.3	36%
MSG Networks	26.7	58.4	(31.7)	(54)%	131.0	262.0	(131.0)	(50)%
Tao Group Hospitality	7.5	2.9	4.6	160%	37.3	(29.4)	66.7	NM
Other(2)	(8.5)	(2.1)	(6.3)	NM	(20.4)	(29.8)	9.5	32%

Total Operating Loss	$(56.8)	$(44.0)	$(12.8)	(29)%	$(102.7)	$(188.2)	$85.5	45%
Adjusted Operating Income (Loss):
Entertainment	$(51.3)	$(75.0)	$23.7	32%	$(118.4)	$(238.8)	$120.4	50%
MSG Networks	35.4	67.0	(31.7)	(47)%	185.8	291.5	(105.7)	(36)%
Tao Group Hospitality	17.0	10.6	6.4	60%	67.2	(11.5)	78.7	NM
Other(2)	(0.3)	(0.1)	(0.2)	(145) %	(1.0)	(0.9)	(0.1)	(12) %

Total Adjusted Operating Income	$0.7	$2.5	$(1.8)	(72)%	$133.6	$40.2	$93.4	NM

Note: Does not foot due to rounding

(1)	See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.
(2)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

Entertainment

For the fiscal 2022 fourth quarter, the Entertainment segment generated revenues of $179.0 million, an increase of $147.9 million as compared to the prior year period. Event-related revenues increased $75.5 million, venue-related sponsorship and signage increased $14.7 million and suite license fee revenues increased $6.8 million, all primarily due to the return of live events at the Company’s performance venues during the current year quarter as compared to limited events in the prior year period as a result of the COVID-19 pandemic. Revenues related to the Company’s arena license agreements with Madison Square Garden Sports Corp. (“MSG Sports”) increased $33.1 million, primarily as a result of the elimination of capacity restrictions that were in place at The Garden in the prior year period, partially offset by the impact of fewer Knicks and Rangers home games as compared to the prior year period due to the compressed timing of the 2020-21 NBA and NHL regular seasons. In addition, revenues from the Boston Calling Music Festival held in May 2022 increased $18.3 million as compared to the prior year period in which the event was cancelled as a result of the COVID-19 pandemic.

Fiscal 2022 fourth quarter direct operating expenses of $126.0 million increased $94.6 million as compared to the prior year period. Event-related expenses increased $40.3 million primarily due to the return of live events at the Company’s performance venues during the current year quarter as compared to limited events in the prior year period. Direct operating expenses associated with revenue or profit sharing under the arena license agreements with MSG Sports increased $23.3 million as a result of the elimination of capacity restrictions that were in place during the prior year period. In addition, direct operating expenses associated with the Boston Calling Music Festival increased $19.2 million as compared to the prior year period in which the event was cancelled.

Fiscal 2022 fourth quarter selling, general and administrative expenses of $115.5 million increased $32.4 million as compared to the prior year period. This increase primarily reflected higher net employee compensation and related benefits of $30.8 million, inclusive of increased costs related to the Company’s MSG Sphere initiative.

Fiscal 2022 fourth quarter operating loss improved by $20.7 million to an operating loss of $82.5 million and adjusted operating loss improved by $23.7 million to an adjusted operating loss of $51.3 million. The improvements in operating loss and adjusted operating loss primarily reflect the increase in revenues, partially offset by higher direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses.

MSG Networks

For the fiscal 2022 fourth quarter, MSG Networks generated total revenues of $139.1 million, a decrease of $26.9 million, as compared to the prior year quarter. Affiliation fee revenue decreased $18.3 million, primarily due to the impact of the non-renewal of MSG Networks’ carriage agreement with Comcast as of October 1, 2021 and a decrease in subscribers of approximately 8% (excluding the impact of the non-renewal with Comcast). These decreases were partially offset by the absence of unfavorable affiliate adjustments of $5.8 million recorded in the prior year quarter and the impact of higher affiliation rates.

Fiscal 2022 fourth quarter advertising revenue decreased $8.3 million as compared with the prior year period, primarily due to the impact of fewer live professional sports telecasts as compared to the prior year period as a result of the timing of the 2020-21 NBA and NHL regular seasons. The decrease was partially offset by the impact of higher per-game advertising sales from the telecast of live professional sports programming for MSG Networks’ NBA and NHL teams.

Fiscal 2022 fourth quarter direct operating expenses of $78.8 million increased $12.4 million as compared to the prior year quarter. The increase primarily reflects higher rights fees expense of $12.2 million mainly due to the impact of lower media rights fees in the prior year period as a result of fewer NBA and NHL games made available for exclusive broadcast by MSG Networks during the NBA and NHL’s shortened 2020-21 regular seasons, as well as annual contractual rate increases in the current year period. These increases were partially offset by the impact of the compressed timing of the shortened 2020-21 NBA and NHL regular seasons.

Fiscal 2022 fourth quarter selling, general and administrative expenses of $29.6 million decreased $9.8 million as compared to the prior year quarter. The decrease primarily reflects lower employee compensation and related benefits of $5.0 million, lower advertising and marketing expenses of $3.5 million and lower advertising sales commissions of $1.4 million.

Fiscal 2022 fourth quarter operating income of $26.7 million decreased $31.7 million and adjusted operating income of $35.4 million decreased $31.7 million both as compared to the prior year quarter, primarily due to the decrease in revenues and the increase in direct operating expenses, partially offset by the decrease in selling, general and administrative expenses.

Tao Group Hospitality

For the fiscal 2022 fourth quarter, the Tao Group Hospitality segment generated revenues of $139.8 million as compared to $69.7 million in the prior year period. Revenues at venues subject to capacity restrictions or temporarily closed in the prior year period as a result of the COVID-19 pandemic increased $44.4 million and $3.9 million, respectively. In addition, Tao Group Hospitality acquired Hakkasan Group on April 27, 2021 and, as a result, revenues in the current year quarter reflect an additional $16.2 million from Hakkasan Group as compared to the prior year quarter, reflecting results for the month of April 2022. Other revenues increased $5.6 million, primarily due to the impact of new venues.

Fiscal 2022 fourth quarter direct operating expenses of $78.9 million increased $43.6 million as compared to the prior year quarter. The cost of food, beverage and venue entertainment increased $16.4 million, while employee compensation and related benefits increased $10.8 million, primarily reflecting a staffing increase following the easing of government-mandated capacity restrictions, both as compared to the prior year period. The current year quarter included an additional $9.2 million in direct operating expenses from Hakkasan Group, as compared to the prior year quarter, reflecting results for the month of April 2022. In addition, rent expense increased $4.3 million.

Fiscal 2022 fourth quarter selling, general and administrative expenses of $45.8 million increased $19.6 million as compared to the prior year quarter. This primarily reflects a $7.2 million increase in employee compensation and related benefits; a $5.7 million increase in restaurant expenses as well as supplies, utilities, general liability insurance, pre-opening expenses and repairs and maintenance; $5.6 million in additional expenses related to Hakkasan Group, as compared to the prior year quarter, reflecting results for the month of April 2022; and a $2.8 million increase in marketing costs.

Fiscal 2022 fourth quarter operating income increased $4.6 million to $7.5 million and adjusted operating income increased by $6.4 million to $17.0 million, both as compared to the prior year quarter. This primarily reflects the increase in revenues, partially offset by higher direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses. The increase in operating income was also partially offset by an increase in depreciation and amortization of $1.7 million.

Other Matters

Yesterday, the Company announced that its board of directors authorized the exploration of a potential spin-off that would separate the Company’s traditional live entertainment business and MSG Networks from the Company’s MSG Sphere and Tao Group Hospitality businesses.

The Company has made significant progress on construction of MSG Sphere in Las Vegas, with substantial portions now complete, including the completion of primary structural work on the venue in May 2022. The Company anticipates that it will spend fiscal 2023 finishing construction of the venue, with work over the year to include completion of the venue’s LED exterior, buildout of the interior spaces and installation of the venue’s immersive technologies. The Company remains on track to open MSG Sphere at The Venetian in the second half of calendar 2023.

The Company has conducted an extensive review of the project’s costs and, as a result, has adjusted its construction cost estimate, inclusive of core technology and soft costs, to approximately $2 billion, from its prior estimate of $1.865 billion. The increase in the construction cost estimate primarily reflects the impact of inflation and global supply chain pressures. Actual construction costs incurred through June 30, 2022 were approximately $1.53 billion, which was net of $65 million received from The Venetian Resort, and which includes approximately $190 million of accrued expenses that were not yet paid as of June 30, 2022.

About Madison Square Garden Entertainment Corp.

Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment. The Company presents or hosts a broad array of events in its diverse collection of venues: New York’s Madison Square Garden, Hulu Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; and The Chicago Theatre. MSG Entertainment is also building a new state-of-the-art venue in Las Vegas, MSG Sphere at The Venetian. In addition, the Company features the original production – the Christmas Spectacular Starring the Radio City Rockettes – and through Boston Calling Events, produces the Boston Calling Music Festival. The Company’s two regional sports and entertainment networks, MSG Network and MSG+, deliver a wide range of live sports content and other programming. Also under the MSG Entertainment umbrella is Tao Group Hospitality, with entertainment dining and nightlife brands including: Tao, Marquee, Lavo, Beauty & Essex, Cathédrale, Hakkasan and Omnia. More information is available at www.msgentertainment.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) adjustments to remove the impact of non-cash straight-line leasing revenue associated with the arena license agreements with MSG Sports, (ii) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (iii) amortization for capitalized cloud computing arrangement costs, (iv) share-based compensation expense or benefit, (v) restructuring charges or credits, (vi) merger and acquisition-related costs, including litigation expenses, (vii) gains or losses on sales or dispositions of businesses and associated settlements, (viii) the impact of purchase accounting adjustments related to business acquisitions, and (ix) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan (which was established in November 2021). We believe that given the length of the arena license agreements and resulting magnitude of the difference in leasing revenue recognized and cash revenue received, the exclusion of non-cash leasing revenue provides investors with a clearer picture of the Company’s operating performance. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger and acquisition-related costs because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan, which are included for the first time this period, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with GAAP, gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Miscellaneous income (expense), net, which is not reflected in Operating income (loss).

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Ari Danes, CFA

Senior Vice President, Investor Relations, Financial Communications & Treasury

Madison Square Garden Entertainment Corp.

(212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at investor.msgentertainment.com

Conference call dial-in number is 888-660-6386 / Conference ID Number 8020251

Conference call replay number is 800-770-2030 / Conference ID Number 8020251 until August 26, 2022

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues	$453,542	$260,597	$1,724,618	$814,213
Direct operating expenses	284,750	133,033	1,009,245	434,783
Selling, general and administrative expenses	187,082	143,255	681,796	424,355
Depreciation and amortization	36,027	28,301	124,629	121,999
Impairment and other (gains) losses, net	2,435	—	(3,045)	—
Restructuring charges	—	—	14,690	21,299

Operating loss	(56,752)	(43,992)	(102,697)	(188,223)
Other income (expense):
Loss in equity method investments	(518)	(1,280)	(5,027)	(6,858)
Interest income	1,888	821	4,210	3,222
Interest expense	(3,909)	(3,385)	(27,155)	(20,423)
Loss on extinguishment of debt	(35,815)	—	(35,815)	—
Other income (expense), net	(21,352)	(2,444)	(49,448)	51,488

Loss from operations before income taxes	(116,458)	(50,280)	(215,932)	(160,794)
Income tax benefit (expense)	17,253	9,990	25,785	(5,725)

Net loss	(99,205)	(40,290)	(190,147)	(166,519)
Less: Net income (loss) attributable to redeemable noncontrolling interests	3,327	(2,178)	7,739	(16,269)
Less: Net income (loss) attributable to nonredeemable noncontrolling interests	(2,589)	151	(3,491)	(2,099)

Net loss attributable to Madison Square Garden Entertainment Corp.’s stockholders	$(99,943)	$(38,263)	$(194,395)	$(148,151)

Basic loss per common share attributable to Madison Square Garden Entertainment Corp.’s stockholders	$(3.00)	$(1.12)	$(5.77)	$(4.60)
Diluted loss per common share attributable to Madison Square Garden Entertainment Corp.’s stockholders	$(3.00)	$(1.12)	$(5.77)	$(4.60)
Basic weighted-average number of common shares outstanding	34,331	34,062	34,255	34,077
Diluted weighted-average number of common shares outstanding	34,331	34,062	34,255	34,077

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

(Unaudited)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•	Non-cash portion of arena license fees from MSG Sports. This adjustment removes the impact of non-cash straight-line leasing revenue associated with the Arena License Agreements with MSG Sports.
•

Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the MSG Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by MSG Entertainment, MSG Entertainment Non-Employee Director Plan and MSG Networks Non-Employee Director Plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.
•	Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company’s full-time workforce reductions.
•	Impairment and other (gains) losses, net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses in all periods.
•	Merger and acquisition related costs. This adjustment eliminates costs related to mergers and acquisitions, including litigation expenses, in all periods.
•	Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•

Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to business acquisitions, primarily favorable / unfavorable lease agreements of the acquiree.

•

Remeasurement of deferred compensation liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company’s executive deferred compensation plan.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Operating loss	(56,752)	$(43,992)	$(102,697)	$(188,223)
Non-cash portion of arena license fees from MSG Sports	(3,792)	(4,286)	(27,754)	(13,026)
Share-based compensation	14,820	13,163	72,552	70,584
Depreciation and amortization (1)	36,027	28,301	124,629	121,999
Restructuring charges	—	—	14,690	21,299
Impairment and other (gains) losses, net	2,435	—	(3,045)	—
Merger and acquisition related costs	6,481	8,739	48,764	24,220
Amortization for capitalized cloud computing costs	95	—	271	—
Other purchase accounting adjustments	1,354	599	6,099	3,334
Remeasurement of deferred compensation plan liabilities	46	—	46	—

Adjusted operating income	$714	$2,524	$133,555	$40,187

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

(1)	Includes depreciation and amortization related to purchase accounting adjustments.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SEGMENT RESULTS

(Dollars in thousands)

(Unaudited)

BUSINESS SEGMENT RESULTS

	Three Months Ended June 30, 2022
	Entertainment	MSG Networks	Tao Group Hospitality	Other(2)	Total
Revenues	$178,958	$139,132	$139,825	$(4,373)	$453,542
Direct operating expenses	125,972	78,757	78,885	1,136	284,750
Selling, general and administrative expenses	115,470	29,603	45,836	(3,827)	187,082
Depreciation and amortization	19,975	4,077	6,910	5,065	36,027
Impairment and other (gains) losses, net	—	—	730	1,705	2,435
Restructuring charges	—	—	—	—	—

Operating income (loss)	$(82,459)	$26,695	$7,464	$(8,452)	$(56,752)
Reconciliation to adjusted operating income (loss):
Non-cash portion of arena license fees from MSG Sports	(3,792)	—	—	—	(3,792)
Share-based compensation	11,116	1,802	1,902	—	14,820
Depreciation and amortization(1)	19,975	4,077	6,910	6,419	37,381
Restructuring charges	—	—	—	—	—
Impairment and other (gains) losses, net	—	—	730	1,705	2,435
Merger and acquisition related costs	3,739	2,742	—	—	6,481
Amortization for capitalized cloud computing costs	50	45	—	—	95
Remeasurement of deferred compensation plan liabilities	46	—	—	—	46

Adjusted operating income (loss)	$(51,325)	$35,361	$17,006	$(328)	$714

	Three Months Ended June 30, 2021
	Entertainment	MSG Networks	Tao Group Hospitality	Other(2)	Total
Revenues	$31,100	$166,055	$69,664	$(6,222)	$260,597
Direct operating expenses	31,421	66,362	35,303	$(53)	133,033
Selling, general and administrative expenses	83,039	39,377	26,275	$(5,436)	143,255
Depreciation and amortization	19,801	1,872	5,216	$1,412	28,301

Operating income (loss)	$(103,161)	$58,444	$2,870	$(2,145)	$(43,992)
Reconciliation to adjusted operating income (loss):
Non-cash portion of arena license fees from MSG Sports	(4,286)	—	—	—	(4,286)
Share-based compensation	8,027	3,450	1,686	—	13,163
Depreciation and amortization(1)	19,801	1,872	5,216	2,011	28,900
Merger and acquisition related costs	4,601	3,264	874	—	8,739

Adjusted operating income (loss)	$(75,018)	$67,030	$10,646	$(134)	$2,524

(1)	Depreciation and amortization includes other purchase accounting adjustments of $1,354 and $599 for the three months ended June 30, 2022 and 2021, respectively.
(2)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SEGMENT RESULTS (Continued)

(Dollars in thousands)

(Unaudited)

	Year Ended June 30, 2022
	Entertainment	MSG Networks	Tao Group Hospitality	Other(2)	Total
Revenues	$655,392	$608,155	$484,947	$(23,876)	$1,724,618
Direct operating expenses	420,305	320,278	264,641	4,021	1,009,245
Selling, general and administrative expenses	394,551	147,007	160,991	(20,753)	681,796
Depreciation and amortization	77,177	9,394	26,021	12,037	124,629
Impairment and other (gains) losses, net	(245)	—	(3,969)	1,169	(3,045)
Restructuring charges	14,238	452	—	—	14,690

Operating income (loss)	$(250,634)	$131,024	$37,263	$(20,350)	$(102,697)
Reconciliation to adjusted operating income (loss):
Non-cash portion of arena license fees from MSG Sports	(27,754)	—	—	—	(27,754)
Share-based compensation	47,813	17,092	7,647	—	72,552
Depreciation and amortization(1)	77,177	9,394	26,021	18,136	130,728
Restructuring charges	14,238	452	—	—	14,690
Impairment and other (gains) losses, net	(245)	—	(3,969)	1,169	(3,045)
Merger and acquisition related costs	20,834	27,683	247	—	48,764
Amortization for capitalized cloud computing costs	95	176	—	—	271
Remeasurement of deferred compensation plan liabilities	46	—	—	—	46

Adjusted operating income (loss)	$(118,430)	$185,821	$67,209	$(1,045)	$133,555

	Year Ended June 30, 2021
	Entertainment	MSG Networks	Tao Group Hospitality	Other(2)	Total
Revenues	$82,281	$647,510	$100,166	$(15,744)	$814,213
Direct operating expenses	103,089	262,859	66,591	2,244	434,783
Selling, general and administrative expenses	268,705	115,339	54,034	(13,723)	424,355
Depreciation and amortization	80,142	7,335	8,955	25,567	121,999
Restructuring Charges	21,299	—	—	—	21,299

Operating income (loss)	$(390,954)	$261,977	$(29,414)	$(29,832)	$(188,223)
Reconciliation to adjusted operating income (loss):
Non-cash portion of arena license fees from MSG Sports	(13,026)	—	—	—	(13,026)
Share-based compensation	47,633	17,667	5,284	—	70,584
Depreciation and amortization(1)	80,142	7,335	8,955	28,901	125,333
Restructuring charges	21,299	—	—	—	21,299
Merger and acquisition related costs	16,080	4,502	3,638	—	24,220

Adjusted operating income (loss)	$(238,826)	$291,481	$(11,537)	$(931)	$40,187

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

(1)	Depreciation and amortization includes other purchase accounting adjustments of $6,099 and $3,334 for the years ended June 30, 2022 and 2021, respectively.
(2)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30,
	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$828,540	$1,516,992
Restricted cash	17,470	22,984
Accounts receivable, net	216,652	184,613
Net related party receivables	32,541	31,916
Prepaid expenses and other current assets	123,453	116,231

Total current assets	1,218,656	1,872,736
Investments in nonconsolidated affiliates	43,804	49,221
Property and equipment, net	2,939,052	2,156,292
Right-of-use lease assets	446,499	280,579
Amortizable intangible assets, net	164,084	198,274
Indefinite-lived intangible assets	63,801	63,801
Goodwill	500,181	502,195
Other assets	146,083	166,781

Total assets	$5,522,160	$5,289,879

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS (Continued)

(In thousands, except per share data)

(Unaudited)

	June 30,
	2022	2021
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable	$31,980	$26,644
Net related party payables, current	38,576	23,173
Current portion of long-term debt, net of deferred financing costs	73,843	53,973
Accrued and other current liabilities	518,690	343,006
Operating lease liabilities, current	65,310	73,423
Deferred revenue	228,032	209,651

Total current liabilities	956,431	729,870
Long-term debt, net of deferred financing costs	1,669,245	1,650,628
Operating lease liabilities, non-current	427,971	233,556
Deferred tax liabilities, net	163,441	200,325
Other liabilities	145,496	157,260

Total liabilities	3,362,584	2,971,639

Commitments and contingencies
Redeemable noncontrolling interests	184,192	137,834
Madison Square Garden Entertainment Corp. Stockholders’ Equity:
Class A common stock, par value $0.01 , 120,000 shares authorized; 27,368 and 27,093 shares outstanding as of June 30, 2022 and 2021, respectively	273	271
Class B common stock, par value $0.01, 30,000 shares authorized; 6,867 shares outstanding as of June 30, 2022 and 2021	69	69
Preferred stock, par value 0.01, 15,000 shares authorized; none outstanding as of June 30, 2022 and 2021	—	—
Additional paid-in capital	2,301,970	2,294,775
Accumulated deficit	(290,736)	(96,341)
Accumulated other comprehensive loss	(48,355)	(30,272)

Total Madison Square Garden Entertainment Corp. stockholders’ equity	1,963,221	2,168,502
Nonredeemable noncontrolling interests	12,163	11,904

Total equity	1,975,384	2,180,406

Total liabilities, redeemable noncontrolling interests and equity	$5,522,160	$5,289,879

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended

	June 30,

	2022	2021
Net cash provided by (used in) operating activities	141,340	(58,694)
Net cash used in investing activities	(804,164)	(123,183)
Net cash provided by (used in) financing activities	(30,392)	592,685
Effect of exchange rates on cash, cash equivalents and restricted cash	(750)	8,027

Net increase (decrease) in cash, cash equivalents and restricted cash	(693,966)	418,835
Cash, cash equivalents and restricted cash at beginning of period	1,539,976	1,121,141

Cash, cash equivalents and restricted cash at end of period	$846,010	$1,539,976

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.